UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 14, 2022

Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4360 Park Terrace Drive

Suite 100

Westlake Village,California 93161

(Address of Principal Executive Offices) (Zip Code)

(805) 852-0000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	NRGV	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for shares of common stock at an exercise price of $11.50 per share	NRGV WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Chief Financial Officer

On April 20, 2022, Energy Vault Holdings, Inc. (the “Company”) announced that it was separating from Andrea Wuttke, its Chief Financial Officer, effective as of April 15, 2022, and that it had appointed David Hitchcock as its interim Chief Financial Officer, effective April 18, 2022.

To support a smooth transition, the Company intends to enter into a transition and general release agreement (the “Transition Agreement”) with Ms. Wuttke, pursuant to which Ms. Wuttke would provide certain ongoing advisory services as requested by the Company’s Chief Executive Officer or Chief Financial Officer from April 16, 2022 until May 15, 2022 (the “Transition Period”), Pursuant to the Transition Agreement, Ms. Wuttke would receive her current salary, continue to vest in her outstanding restricted stock unit award and continue to participate in the Company’s benefit plans as consideration for such ongoing services. The Transition Agreement with Ms. Wuttke is also expected to provide for a general release of claims in favor of the Company and its related parties and certain other standard provisions. In addition, subject to Ms. Wuttke entering into a supplemental release of claims in favor of the Company and its related parties at the end of the Transition Period, the Company would pay Ms. Wuttke $142,500, less applicable tax withholdings and authorized deductions, over a six-month period in semi-monthly installments and reimburse the employer portion of COBRA premiums for the period through January 31, 2023 or, if earlier, when Ms. Wuttke becomes eligible for healthcare coverage from a subsequent employer.

Mr. Hitchcock, age 61, has served as an industry advisor to Astra Capital Management since July 2019 and has been a board members and chair of the audit committee for Communications Technologies Services, LLC, an Astra portfolio company, since May 2021. From June 2007 until April 2015, Mr. Hitchcock served as the EVP and Chief Financial Officer of Syniverse Technologies LLC, a company providing services to the mobile telecom industry, and from April 2015 until his retirement in July 2016, served as its EVP, Global Product Management & Development. From December 2006 to May 2007, he served as the Chief Financial Officer, North America, at Alcatel-Lucent S.A., a global telecommunications equipment company. From May 2001 until November 2006, Mr. Hitchcock held numerous roles at Lucent Technologies Bell Labs, including as SVP & Corporate Controller from March 2006 to November 2006. Mr. Hitchcock is a Certified Public Accountant and holds a B.S. in Accounting and an M.B.A. from Wake Forest University.

Compensation Arrangements

The Company entered into an offer letter with Mr. Hitchcock, dated as of April 14, 2022. The offer letter provides for at-will employment. Mr. Hitchcock’s annual base salary will be $375,000. Mr. Hitchcock will be eligible to cash bonuses to receive an aggregate annual bonus opportunity of up to 100% of his annual base salary, subject to the terms and conditions of his offer letter with us.

In addition, subject to approval by the Company’s board of directors, Mr. Hitchcock is entitled to receive a restricted stock unit award covering 375,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant to the Company’s 2022 Equity Incentive Plan. The restricted stock unit award is expected to vest over a three-year period, subject to Mr. Hitchcock’s continued service through the applicable vesting dates.

The summary description of Mr. Hitchcock’s offer letter set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Other Matters

Mr. Hitchcock has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Hitchcock and any of the Company’s directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

By:	/s/ Robert Piconi
Name: Robert Piconi
Title: Chief Executive Officer

Date: April 20, 2022